PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Acquires the

Triad Technology Center in Baltimore, Maryland for $29,250,000

Scottsdale, Arizona (April 6, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of the approximately 101,400 square foot Triad Technology Center in Baltimore, Maryland on March 31, 2010 for approximately $29,250,000.

The building, which is located on the Johns Hopkins University Bayview Medical Center Research Campus, is 100% leased to the U.S. Government and primarily occupied by the National Institutes of Health (“NIH”). The lease is an absolute net lease with approximately 11 years remaining on the term.

“This is an opportunity to acquire a unique asset that supports federal research on healthcare issues facing our society today,” stated Mark D. Engstrom, HTA’s Executive Vice President of Acquisitions. “This acquisition is our second in the Baltimore/Washington D.C. marketplace, and we continue to look for strategic opportunities to partner with strong healthcare organizations.”

“The AAA credit of the U.S. Government on this lease provides significant strength to the performance and predictability of this acquisition”, stated Scott D. Peters, Chief Executive Officer and President of HTA. “We continue to find and acquire strong performing medical office assets in this environment”.

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. In 2010, HTA has acquired approximately $146 million in medical office and healthcare-related assets. These assets include a total of 9 acquisitions, including HTA exercising its option to purchase the remaining minority interest in an ownership entity of an existing asset, representing approximately 673,000 square feet. Since its formation in 2006, HTA has made 61 geographically diverse acquisitions valued at approximately $1.61 billion based on purchase price, which includes 192 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.1 million square feet, and includes 173 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the building adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economies of Baltimore, Maryland; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.